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RiT TECHNOLOGIES LTD.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
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THE OFFER EXPIRES AT 12:00 P.M., ISRAEL TIME,

ON WEDNESDAY, DECEMBER 31, 2003, UNLESS THE OFFER IS EXTENDED.
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RiT Technologies Ltd. (the “Company”) is offering “eligible optionees” (as defined below) the opportunity to exchange all of their “exchangeable options” (as defined below) to purchase Ordinary Shares, par value NIS 0.10 per share, of the Company (“Shares”), for new options to purchase Shares, referred to as the “new options,” all in accordance with, and upon the terms and subject to the conditions described in, this “Offer to Exchange”, the Options Exchange Plan approved by the Company’s Board of Directors and attached hereto as Appendix “A”, and the Election Form attached hereto as Appendix “C”, which together, as they may be amended from time to time, constitute the “Offer”.

Eligible Optionees - In order to be eligible to tender exchangeable options, on the date the Offer commences through the date on which the Offer expires, you must be either (1) employed by the Company or one of its subsidiaries, or (2) a director of the Company or its subsidiaries; and an Israeli resident for tax purposes (referred to as an “eligible optionee”).

Exchangeable Options - Outstanding and unexercised options to purchase Shares of the Company, which were granted under the RiT Technologies Ltd. Key Employee Share Incentive Plan (1996) (the “1996 Plan”), and which are unvested on the exchange date (as defined below), are referred to as the “exchangeable options”.

Exchange Ratio - Subject to the terms and conditions of the Offer, exchangeable options that are duly tendered for exchange and accepted by the Company will be cancelled and in exchange for such cancelled options, the Company will issue new options at a uniform exchange ratio of 1:1.

Expiration Date; Exchange Date - Unless extended, the Offer is currently scheduled to expire on December 31, 2003, referred to as the “expiration date,” and the Company expects to cancel such tendered exchangeable options and issue new options on December 27, 2003, which date is referred to as the “exchange date”.

Grant of New Options - The new options will be granted under the new RiT Technologies Ltd. 2003 Share Option Plan (the “2003 Plan”), and they will be subject to all the terms, conditions, laws, rules and regulations applicable to such plan. The new options will be evidenced by a new stock option agreement or grant letter and be subject to the terms and conditions thereof.  Unless previously terminated pursuant to the terms of the 2003 Plan, the expiration date of the new options will remain unchanged and will take into account the expiration date that was set with respect to the exchangeable options that are to be cancelled in exchange for such new options. Please see Appendix “B” hereto for additional information regarding the terms of the 2003 Plan applicable to the new options.

Vesting - The vesting schedule of the new options will remain unchanged and will take into account the vesting schedule that was set with respect to the exchangeable options that are to be cancelled in exchange for such new options.

Exercise Price - The exercise price per share of each new option will be equal to the exercise price per share of the exchangeable option that will be tendered in exchange for such new option.

Tax Consequences - Generally, eligible optionees who exchange exchangeable options for new options should not be required to recognize income for Israeli income tax purposes either at the time of the surrender of exchangeable options or at the time of grant of the new options.

The Company has elected to grant the new options under the Capital Gain Route of Section 102 of the Income Tax Ordinance [New Version], 1961 (the “Capital Gain Route”). In order for you to be eligible for the tax benefits of the Capital Gain Route, the new options (or Shares issued upon exercise thereof) are required to be held by a trustee approved by the Income Tax Authority (the “Trust”) at least until January 1, 2006 (the “Trust Period”). Accordingly, if you tender your exchangeable options, the principal consequences applicable to you for the taxation of the new options you will receive will be:

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you will not recognize any taxable income at the time the new options are granted or at the time of exercise thereof; and

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if you sell the Shares underlying new options or release them or new options from the Trust (collectively, a “Sale”) after the end of the Trust Period, the gain equal to the excess of the sale proceeds (or their fair market fair value, if released from the Trust but not sold) over the exercise price paid by you will be treated as a capital gain, and taxed at a rate of only 25%, without social security or national health insurance charges.  However, if you execute a Sale prior to the lapse of the Trust Period, then all gains derived from such Sale shall be deemed ordinary income and subject to tax at your marginal tax rate (up to 50%), social security and national health insurance payments.

Please see Appendix “B” hereto for a more detailed discussion of the tax consequences applicable to this Offer and to the new options.

PARTICIPATION IN THE OFFER IS COMPLETELY VOLUNTARY. HOWEVER, YOU MAY ONLY TENDER FULL OPTIONS GRANTS.  This means that you must tender all the options granted to you under the 1996 Plan, which have not been exercised as of the expiration date and which remain unvested on the exchange date.

ALTHOUGH THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

You should direct questions about the Offer or requests for assistance or for additional copies of the Offer to Exchange or the Election Form, to Maura Rosenfeld, at telephone number 03 6455212.

IMPORTANT

If you wish to tender your exchangeable options for exchange, you must complete and sign the Election Form in accordance with its instructions, and deliver it, and any other required documents, before 12:00 p.m., Israel time, on the date the Offer expires, to the General Counsel.

The delivery of all documents, including the Election Form, is at your risk. It is your responsibility to ensure that the Company has received your Election Form within the designated election period. In all cases, you should allow sufficient time to ensure timely delivery.  You should be sure to keep a copy of your Election Form and any confirmations or receipts that you obtain when you send in your Election Form, such as a fax confirmation sheet.

THE COMPANY RESERVES THE RIGHT TO TERMINATE OR AMEND THE OFFER, INCLUDING IF IN THE OPINION OF ITS BOARD OF DIRECTORS THE LEVEL OF ACCEPTANCE OF THE OFFER DOES NOT JUSTIFY ITS EXECUTION. SUCH DECISION IS AT THE SOLE DISCRETION OF THE COMPANY’S BOARD OF DIRECTORS.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY AUTHORITY, NOR HAS ANY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE.

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Appendix “A”

RiT Technologies Ltd.

Options Exchange Plan

1.

Definitions

In this Plan, the following terms shall have the definitions appearing opposite them:

The “Company” is RiT Technologies Ltd.;

The “Exchange Date” is a date that will be determined by the management of the Company, provided however that such date will not be prior to procurement by the Company of all approvals and permits required by applicable law or applicable regulatory authorities, and the completion of any procedure required by applicable law, nor will it be after December 31, 2003.

The “Outstanding Options” are all options to purchase Shares of the Company granted by the Company under the Company’s KEY EMPLOYEE SHARE INCENTIVE PLAN (1996), as amended and which are NOT yet vested and exercisable on the Exchange Date, in accordance with the vesting schedule governing such options.

The “Shares” are Ordinary Shares par value NIS 0.10 each of the Company.

2.

The Options Exchange Plan

2.1

Employees and consultants of the Company and of its subsidiaries (directly or indirectly) and others (the “Offerees”), who agree thereto, will be eligible to waive their right to all Outstanding Options granted to them, and to receive in their place new options to purchase Shares of the Company (“New Options”), which will be granted to the Offerees, subject to the terms set forth in this Plan, on the Exchange Date (the “Options Exchange Plan”), which was approved by the board of directors of the Company on November 25, 2003.

2.2

The exercise price of each New Option to be granted to the Offerees on the Exchange Date will be equal to the exercise price of the Outstanding Option that was cancelled in exchange for such New Option.

2.3

The New Options shall be granted pursuant to the Company’s 2003 SHARE OPTION PLAN, as shall be amended, which was adopted by the board of directors of the Company on July 20, 2003, and shall be governed by the Capital Gains Route of Section 102(b)(2) of the Income Tax Ordinance, 1961, which was elected by the Company for grants made under such plan.

2.4

As a condition to the Offerees’ participation in the Options Exchange Plan and of their entitlement to the New Options, they must agree, by accepting the Options Exchange Plan, to waive, on the Exchange Date, all Outstanding Options that had been issued to them up to such date.

2.5

In order to participate in the Options Exchange Plan, the Offerees must sign a Waiver and Agreement Form that will be provided to the Offerees and attached to this Plan and submit two copies of such Form to the General Counsel of the Company by the Exchange Date via internal mail or hand delivery. An Offeree whose Waiver and Agreement Form was not received by the Company as of said date, will not be entitled to participate in the Options Exchange Plan and will not be entitled to the New Options, and the Outstanding Options that were granted to him will remain valid with no change in their terms.

2.6

All Outstanding Options of Offerees that will sign the Waiver and Agreement Form by the Exchange Date will subsequently be cancelled on the Exchange Date.

2.7

The Company reserves the right to cancel the Options Exchange Plan, even after receiving the Offerees’ acceptance thereof, if in the opinion of the Board of Directors of the Company the level of acceptance of the Options Exchange Plan does not justify the execution thereof. Such a decision is subject to the sole discretion of the Board of Directors of the Company.

3.

The Uniform Exchange Ratio

Subject to the other terms set forth in this Plan, if an Offeree agrees to the terms of the Options Exchange Plan, and submits the signed Waiver and Agreement Form to the Company in accordance with the provisions of the Options Exchange Plan, the Outstanding Options that were issued to such Offeree will be cancelled and exchanged with New Options at a uniform ratio of 1:1 such that for every 100 Outstanding Options waived the Offeree will be granted 100 New Options.

4.

Vesting of New Options

It is hereby clarified that the vesting period of the New Options shall take into account the vesting period that was set with respect to the Outstanding Options that are cancelled in exchange for such New Options, and will be such that the New Options shall vest in accordance with the original vesting schedule under which the applicable cancelled Outstanding Options were to vest.

5.

The Options Exchange Plan Should Not be Construed as a Recommendation to Participate Therein

Although the Board of Directors of the Company approved the Options Exchange Plan and its terms, this should not be construed as a recommendation by the Company or by its Board of Directors to participate in the Options Exchange Plan. The decision whether to participate in the Options Exchange Plan or not to participate therein, and whether to waive the Outstanding Options that were issued to the Offeree or not, is at the Offeree’s sole discretion. The Offeree is advised to consult a tax adviser with respect to the tax consequences of his participating in the Options Exchange Plan.

Each Offeree should read the provisions and conditions of the Options Exchange Plan and its appendices carefully prior to reaching any decision regarding exchanging the options to which such Offeree is entitled.

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Appendix “B”

ADDITIONAL TERMS OF NEW OPTIONS; TAX CONSEQUENCES

A new stock option agreement or grant letter will be entered into between the Company and each eligible optionee with respect to any new options to be issued to him or her under the Offer.

The issuance of new options under the Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

As described in this Offer to Exchange, as a result of the Offer, the tendered exchangeable options that were granted under the 1996 Plan will be exchanged for new options to be granted under the 2003 Plan. The following description summarizes certain material terms of the Company’s 2003 Plan applicable to the new options, as well as certain Israeli tax consequences relevant to the Offer to Exchange and to the new options.

Material Terms of the 2003 Plan Applicable to New Options

Term.  The expiration date of the new options will remain unchanged and will take into account the expiration date that was set with respect to the exchangeable options that are to be cancelled in exchange for such new options, unless earlier terminated in connection with termination of employment or service with the Company. See below under “Termination.”

Termination.  In general, in the event that your employment with the Company or one of its subsidiaries is terminated for any reason (including for cause, due to economic conditions or otherwise), then your unvested options on the date of termination will terminate immediately.  Otherwise, the vested options may remain exercisable as described below.

Under the 2003 Plan, if your employment (i) is terminated as a result of death or disability, then you or your successors will have 180 days from such termination to exercise the vested options, (ii) is terminated for “cause” (such as due to breach of trust or commission of any act of fraud or dishonesty), then your vested options will terminate immediately, or (iii) is terminated for any other reason, then you will generally have 90 days from such termination to exercise the vested options. These provisions generally apply also to the service of directors.  However, in no event may an option be exercised after the expiration of its term.

Transferability of Options.  Options are generally not assignable or transferable, except by will or the laws of descent and distribution. In the event of your death, options may be exercised within a prescribed period (see “Termination” above) by a person who acquires the right to exercise the options by bequest or inheritance.

Registration of Option Shares.  The shares issuable pursuant to the 2003 Plan have not yet been registered under the Securities Act of 1933, as amended. The Company intends to file a registration statement on Form S-8 such that all of the shares issuable upon exercise of the new options to be granted under the 2003 Plan will be reserved and registered. Subject to such filing and any holding periods for tax or other reasons, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.  In Israel, the Company has received an exemption under Section 15D of the Israeli Securities Law of 1968, exempting the Company from the requirement of publishing a prospectus in Israel regarding the 2003 Plan.

The statements in this Offer concerning the 2003 Plan do not purport to be complete. The complete 2003 Plan is available for your review at the legal department and you may contact the General Counsel, to receive a copy of it. In any event of contradiction between that set forth in this Appendix and in the 2003 Plan, or in any event of disagreement regarding any of the topics covered in this Appendix, the provisions of the 2003 Plan will prevail.

Material Tax Consequences for Employees who are Residents of Israel

General.  The following is a general summary of the material Israeli income tax consequences of the exchange of options pursuant to the Offer. This summary applies to you only if you are an individual who is a resident of the State of Israel for tax purposes. This discussion is based on the Israeli Income Tax Ordinance [New Version], 1961 (the “Tax Ordinance”), and the regulations, rules and orders promulgated thereunder, as well as on judicial and administrative interpretations thereof, as of the date of this Offer to Exchange. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Moreover, this summary is provided for general informational purposes only. IT IS STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE OFFER TO YOU.

Background.  On January 1, 2003, the Law for Amendment of the Income Tax Ordinance (Amendment No. 132), 5762-2002, as amended, referred to as the “Tax Reform,” came into effect. The Tax Reform, introduced, among other things, a new regime for the taxation of shares and options issued to employees, officers and directors.

Tax Reform.  In general, according to the Tax Reform, with respect to employees and directors a company may elect for the purpose of the taxation of income attributed to such optionees with respect to options to purchase its shares either (i) the “Ordinary Income Route” under Section 102(b)(1) of the Tax Ordinance or (ii) the “Capital Gain Route” under Section 102(b)(2) of the Tax Ordinance. In both taxation routes, the options are granted to a trustee for the benefit of the grantees, and the tax benefits afforded to such options (and shares received upon exercise of such options) is contingent upon the trustee holding such options for a period (the “Trust Period”) of at least (i) one year from the end of the tax year in which options are granted under the Ordinary Income Route, or (ii) two years from the end of the tax year in which options are granted under the Capital Gain Route, or (iii) such other period as shall be prescribed in the Tax Ordinance or approved by the Israeli Commissioner of Income Tax.

The grant of options under Section 102 of the Tax Ordinance does not give rise to income tax liability at the time of the grant or exercise but rather postpones the tax liability until the time that such options are released from the trust or the shares acquired upon exercise of options are sold or released form the trust.

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Ordinary Income Route.  In general, if the options are granted under the Ordinary Income Route and held by the trustee during the applicable Trust Period, at the time the options are released from the trust or the shares underlying the options are sold or released from the trust, the benefit recognized from such options and/or shares will be regarded as ordinary income, thus taxed at the option holder’s marginal income tax rate (up to 50%) and liable for social security and national health insurance charges.

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Capital Gain Route.  In general, if the options are granted under the Capital Gain Route and held by the trustee during the applicable Trust Period, at the time the options are released from the trust or the shares underlying the options are sold or released from the trust, any gain derived from such options and/or shares is classified as a capital gain, thus taxed at a rate of only 25% and exempt from social security and national health insurance payments.

In light of a circular of the ITA dated March 11, 2003, since the exchangeable options are unvested on the cancellation date, the exchange of exchangeable options for new options will be treated as non-taxable, and option holders who exchange such options for new options should not be required to recognize income for Israeli income tax purposes either at the time of the surrender of exchangeable options or at the time of grant of the new options.

The Company has elected to grant the new options under the Capital Gain Route.  As aforementioned, in order for you to be eligible for the tax benefits of the Capital Gain Route, the new options (or shares issued upon exercise of such options) are required to be held by the trustee for the Trust Period, i.e. at least until January 1, 2006. Accordingly, if you tender your exchangeable options, the principal consequences applicable to you for the taxation of the new options you will receive in exchange therefore will be:

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as noted above, you will not recognize any taxable income at the time the new options are granted or at the time of exercise thereof; and

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if you sell the shares underlying such options or release them or the new options from the trust (collectively, a “Sale”) after the end of the applicable Trust Period, the gain equal to the excess of the sale proceeds (or their fair market fair value, if released from the trust but not sold) over the exercise price paid by you will be treated as a capital gain, and taxed at a rate of only 25%, without any social security or national health insurance charges.  However, if you execute a Sale prior to the lapse of the applicable Trust Period, then all gains derived from such Sale shall be deemed ordinary income and subject to tax at your marginal tax rate of (up to 50%), social security and national health insurance payments.

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Appendix “C”

ELECTION FORM

TO TENDER CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS PURSUANT TO THE OFFER TO EXCHANGE DATED DECEMBER 27, 2003, BY RIT TECHNOLOGIES LTD.

IF YOU FAIL TO PROPERLY COMPLETE AND EXECUTE THIS ELECTION FORM AND DELIVER IT TO THE COMPANY, YOU WILL NOT BE ABLE TO PARTICIPATE IN THE OFFER. All capitalized terms used in this Election Form and not otherwise defined shall have the meaning ascribed to them in the Offer to Exchange and its appendices.

To:   RiT Technologies Ltd.

1.

Pursuant to the terms and subject to the conditions of the Offer to Exchange dated December 31, 2003, including its appendices, and this Election Form (collectively, the “Offer”), I, the undersigned, hereby tender, and agree to the cancellation of ALL of my options to purchase Ordinary Shares (“Shares”) of RiT Technologies Ltd. (the “Company”), which were granted to me or on my behalf under the Company’s Key Employee Share Incentive Plan (1996), and which will not yet be vested on December 31, 2003 (the “Options”).

2.

I hereby acknowledge receipt of the Offer. I agree to all of the terms of the Offer, and I acknowledge that the Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer.

3.

Subject to the terms and conditions of the Offer, and effective upon acceptance by the Company of the options tendered hereby, I hereby sell, assign and transfer to the Company all right, title and interest in and to all of the options that I am tendering hereby. I understand that the options tendered hereby will be irrevocably cancelled upon their acceptance by the Company and that I will have no rights under the cancelled option.

4.

By execution hereof, I understand that tender of options pursuant to the procedure described in the Offer to Exchange and in this Election Form will constitute my acceptance of the terms and conditions of the Offer. The Company's acceptance for exchange of options tendered pursuant to the Offer will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

5.

Subject to the terms and conditions of the Offer, I understand that the options tendered hereby will be exchanged for new options to purchase Ordinary Shares of the Company pursuant to the 2003 Plan.

6.

I acknowledge that the Company will issue new options at a uniform exchange ratio of 1:1. Thus, the number of Shares subject to new options to be granted to me, will be equal to the number of Shares subject to the options tendered by me and accepted for exchange and canceled by the Company. I understand that the new options will be subject to the terms and conditions set forth in a new stock option agreement or grant letter between the Company and me.

7.

Without derogating from the foregoing, I hereby declare and undertake that neither I nor anyone on my behalf or in my place have or will have any claims and/or suits against the Company, its affiliates and/or any one on their behalf, including their respective directors and officers, relating to the exchangeable options and/or the cancellation thereof as detailed in Section 1 above and/or my agreement to replace such options with new options pursuant to this Election Form.

8.

I hereby declare and acknowledge that my decision whether to tender my exchangeable options in the Offer is my own decision and that neither the Company nor its Board of Directors is making any recommendation as to whether I should tender such options or refrain from tendering such options.

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SIGN HERE (signature of option holder)

X

Date:

December 31, 2003

Name: _______________________________________

ID No.: ____________________
                                (Please Print)

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